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                                                                   Exhibit 99(a)
                                                              Form 10-K for 1998
                                                              File No. 333-34793

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors
Newcourt Credit Group Inc.


We have examined management's assertion that AT&T Capital Corporation maintained effective controls over servicing leases and loans subject to the Transfer and Servicing Agreement dated as December 1, 1998 (the "Servicing Agreement") for the Newcourt Equipment Trust Securities 1998-2 for the year ended December 31, 1998. This assertion is included in the accompanying report by management titled, "Report of Management on the Effectiveness of AT&T Capital Corporation's Controls Over the Servicing of Leases and Loans." Management is responsible for its controls over its lease and loan servicing. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over AT&T Capital Corporation's lease and loan servicing, testing and evaluating the design and operating effectiveness of those controls, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any control, errors or fraud may occur and not be detected. Also, projections of any evaluation of the controls over the lease and loan servicing to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion that AT&T Capital Corporation maintained effective controls over lease and loan servicing as required under the Servicing Agreement for the year ended December 31, 1998, is fairly stated in all material respects, based upon the stated criteria set forth in Exhibit I "AT&T Capital Corporation Stated Lease/Loan Servicing Control Criteria" of management's report.

                                            ERNST & YOUNG LLP

March 30, 1999
New York, New York

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